As filed with the Securities and Exchange Commission on October 14, 2008

Registration No. _______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

THE FEMALE HEALTH COMPANY
(Exact name of registrant as specified in its charter)

Wisconsin	39-1144397
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

515 North State Street, Suite 2225
Chicago, Illinois	60654
(Address of principal executive offices)	(ZIP Code)

THE FEMALE HEALTH COMPANY
2008 STOCK INCENTIVE PLAN
(Full title of the plan)

O.B. Parrish Chairman and Chief Executive Officer	Copy to:
The Female Health Company 515 North State Street, Suite 2225	Benjamin G. Lombard, Esq. Reinhart Boerner Van Deuren s.c.
Chicago, Illinois 60654	1000 North Water Street
(Name and address of agent for service)	Suite 1700 Milwaukee, Wisconsin 53202
312-595-9123	414-298-1000
(Telephone number, including area code of agent for service)

Indicate by check mark whether the restraint is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒
_______________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	2,000,000 (1)	$2.675 (2)	$5,350,000 (2)	$210.26 (2)

(1)
This Registration Statement also covers any additional shares of Common Stock which become issuable under The Female Health Company 2008 Stock Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by The Female Health Company (the "Registrant") which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2)
For the purpose of computing the registration fee, the Registrant has used $2.675 as the average of the high and low prices of the Common Stock as reported on October 8, 2008 on the American Stock Exchange for the offering price per share, in accordance with Rule 457(c) and (h).  The actual offering price will be determined in accordance with the terms of the Plan.

PART II - INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

(a)            The Registrant's Annual Report on Form 10-KSB for the year ended September 30, 2007.

(b)            All other reports filed by the Registrant pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above.

(c)            The description of the Registrant's Common Stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant's directors and officers are entitled to certain statutory rights to be indemnified by the Registrant against certain liabilities and expenses, provided the director or officer is either successful in the defense of such litigation or is otherwise determined not to have engaged in willful misconduct, knowingly violated a criminal law, failed to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest or derived an improper personal benefit in the performance of his duties to the Registrant.

Article VIII of the Registrant's By-Laws contains provisions entitling directors and officers of the Registrant to indemnification against certain liabilities and expenses.  Registrant's By-Laws are incorporated by reference in Exhibit 4.6.

Directors and officers of the Registrant are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1	Amended and Restated Articles of Incorporation of the Registrant.
4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant increasing the number of authorized shares to 27,000,000 shares.
4.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant increasing the number of authorized shares to 35,500,000 shares.
4.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant increasing the number of authorized shares to 38,500,000 shares.
4.5	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant designating the terms and preferences for the Class A Preferred Stock – Series 3.
4.6	Amended and Restated By-Laws of the Registrant.
5	Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the stock being registered
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reinhart Boerner Van Deuren s.c. (included in its opinion filed as Exhibit 5 hereto)
24	Power of Attorney (included on the signature page hereto)

Item 9.     Undertakings.

1.            The undersigned Registrant hereby undertakes as follows:

(a)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 9, 2008.

THE FEMALE HEALTH COMPANY

BY/s/  O.B. Parrish
      O.B. Parrish, Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints O.B. Parrish and Donna Felch, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ O.B. Parrish	Chairman of the Board, Chief Executive	October 9, 2008
O.B. Parrish	Officer and Director (Principal Executive Officer)
/s/ Mary Ann Leeper	Director	October 9, 2008
Mary Ann Leeper
/s/ William R. Gargiulo, Jr.	Director	October 9, 2008
William R. Gargiulo, Jr.
	Director	October __, 2008
David R. Bethune
	Director	October ___, 2008
Stephen M. Dearholt
/s/ Michael R. Walton	Director	October 9, 2008
Michael R. Walton
	Director	October___, 2008
Richard E. Wenninger
/s/ Mary Margaret Frank	Director	October 9, 2008
Mary Margaret Frank
/s/ Donna Felch	Vice President and Chief Financial Officer	October 9, 2008
Donna Felch	(Principal Financial and Accounting Officer)

The Female Health Company
(Commission File No. 1-13602)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference to	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of the Registrant.	The Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 19, 1999.

4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant increasing the number of authorized shares to 27,000,000 shares.	The Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 21, 2000.

4.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant increasing the number of authorized shares to 35,500,000 shares.	The Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 6, 2002.

4.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant increasing the number of authorized shares to 38,500,000 shares.	The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

4.5	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant designating the terms and preferences for the Class A Preferred Stock – Series 3.	The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

4.6	Amended and Restated By-Laws of the Registrant.	The Registrant's Registration Statement on Form S-18 filed with the Securities and Exchange Commission on May 25, 1990.

5	Opinion of Counsel.		X

23.1	Consent of Independent Registered Public Accounting Firm.		X

23.2	Consent of Counsel.		Contained in Opinion filed as Exhibit 5

24	Power of Attorney.	Signature Page to Registration Statement.